EXHIBIT 16.1

2451 N. McMullen Booth Road Suite.308 Clearwater, FL 33759 Toll fee: 855.334.0934 Fax: 800.581.1908

January 23, 2015

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on December 26, 2014, to be filed by our former client VIKING INVESTMENTS GROUP, INC.. We agree with the statements made in response to that Item insofar as they relate to our Firm.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Sincerely,

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants

Clearwater, FL

PCAOB Registered
AICPA Member